Exhibit 10.8

ADDENDUM

This Addendum is dated August 1, 2003 and modifies that certain Services Agreement, dated February 26, 2002, between Cybex International, Inc. (“Cybex”) and UM Holdings, Ltd. (“UM Holdings”) (the “Services Agreement”).

Cybex and UM Holdings hereby agree that terms of the Services Agreement shall be modified to reflect that the Shared Employee shall serve as Chief Financial Officer of Cybex. Further, the amount of time the Shared Employee devotes exclusively to Cybex matters shall increase to eighty percent (80%) of his time and Cybex agrees to increase the compensation due to UM Holdings to $192,000 per annum. In all other respects the Services Agreement remains in full force and effect.

IN WITNESS WHEREOF, Cybex and UM Holdings have caused this Addendum to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYBEX INTERNATIONAL, INC.

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:

UM HOLDINGS, LTD.

By:	/s/ Jordan S. Mersky
Name:	Jordan S. Mersky
Title:	Vice-President and General Counsel